Exhibit 99.1

For Immediate Release

PostRock Reports Second Quarter Results

OKLAHOMA CITY – August 7, 2013 – PostRock Energy Corporation (NASDAQ: PSTR) today announced its results for the quarter ended June 30, 2013.

Highlights

•	Quarterly oil sales averaged over 540 net barrels a day, more than double the prior-year period and 50% more than the prior quarter

•	Current oil production at over 600 net barrels a day

•	2% price equivalent production increase over the prior year quarter based on PostRock’s realized oil-to-gas price equivalency ratio of 23:1— the first increase in more than four years

Key Financial Results

•	Revenue, excluding hedges, reached $19.6 million, 76% above the prior-year period

•	Oil contributed 23% of revenues, compared to 20% in the prior-year period

•	Recurring cash operating expenses were $13.2 million, 3% below the prior-year period

•	Interest expense fell to $769,000 for the quarter, 70% below the prior-year period

Development and Leasing Activities

Central Oklahoma. During the quarter three oil wells were recompleted and approximately 7,500 additional acres were acquired, bringing total leasehold to approximately 10,000 net acres. Initial results on the well recompletions indicate IRR’s of more than 100%. Two vertical wells targeting multiple pays including the Hunton and Woodford formation and an initial Hunton horizontal well were underway at quarter’s end. The Company may drill or participate in one additional vertical well and three to four additional horizontal wells targeting the Woodford, Mississippian and/or Hunton in Central Oklahoma before year-end.

Cherokee Basin. During the quarter 58 oil wells were drilled and 19 recompleted. Ongoing oil development will be reduced to 25 to 50 additional new oil wells in the Basin during the remainder of 2013 as the focus shifts to developing Central Oklahoma. Oil wells drilled in the Cherokee Basin are also producing 1.2 Mmcf per day of natural gas. Year-to-date, capital costs are approximately $4.4 million higher than forecasted primarily due to additional infrastructure requirements and unanticipated water disposal costs.

Financial Results

Natural gas revenue rose 70% from the prior-year period to $14.4 million. The increase was attributable to realized gas prices of $3.97 per Mcf, which were 93% above the prior-year period, partially offset by an 11.6% decline in sales to 39.9 Mmcf per day. The drop in gas production resulted from the absence of gas development projects in the last 21 months, as gas prices continue to be at uneconomic levels. Oil revenue rose 104% from the prior-year period to $4.4 million. The increase in oil revenue was due to a 105% increase in sales volume which was partially offset by a slight decrease in realized prices. The Company received an average of $3.87 a Bbl below the NYMEX price during the quarter. Gathering revenue rose 51% to $716,000 in the period, as reduced throughput was more than offset by increased pricing during the period.

Production costs, including lease operating expenses, gathering costs and production taxes, totaled $10.7 million in both periods, as a $367,000 reduction to operating and gathering costs was offset by increased production taxes resulting from improved pricing.

General and administrative expenses rose to $4.3 million, a 19% increase from the prior-year period. Current period general and administrative expenses include non-cash compensation of $1.2 million, a 78% increase over 2012 and a $528,000 charge stemming from a 2009 workman’s compensation insurance audit. Excluding non-cash compensation and the workman’s compensation charge, general and administrative expenses were $2.5 million, a 13% decrease from 2012.

The Company had a realized loss from derivative financial instruments of $1.3 million, almost entirely due to Southern Star basis swaps, compared to a realized gain of $18.6 million in the prior-year period. The last of the basis swaps, which had a mark-to-market loss of $2.3 million at June 30, 2013, expire in December 2013.

Due to appreciation of Constellation Energy Partners’ unit price during the quarter, a mark-to-market gain of $863,000 was recorded.

Hedges

In June, PostRock entered into additional oil swaps which took effect in July 2013. In combination with existing swaps, an average of 32 Mmcf of gas and 314 Bbls of oil a day are hedged for the remaining six months of 2013 at weighted average prices of $4.01 per Mcf and $99.76 per Bbl, respectively. It is expected that the Southern Star basis swaps will have a loss of approximately $425,000 per month from July through December 2013.

	Jul. - Dec. 2013	2014	2015	2016
NYMEX Gas Swaps
Volume (Mmbtu)	5,807,358	10,327,572	8,983,560	7,814,028
Weighted Average Price ($/Mmbtu)	$4.01	$4.01	$4.01	$4.01
NYMEX Oil Swaps
Volume (Bbls)	57,708	116,076	71,568	65,568
Weighted Average Price ($/Bbl)	$99.76	$95.19	$92.73	$90.33

Debt

At June 30, 2013, $77.5 million was borrowed under the revolving credit facility, an increase of $11.5 million from March 31, 2013. The increase was driven by the Company’s acceleration of the drilling program in the second quarter.

At June 30, the quarterly preferred dividend to White Deer was paid in-kind, increasing the liquidation value of its Series A preferred stock by $2.8 million to $96.9 million. As part of the dividend, White Deer also received 1.8 million additional warrants with an average exercise price of $1.54 a share. White Deer currently holds 9.8 million common shares and 37.7 million warrants exercisable at prices between $1.42 and $6.39 per share.

On May 8, the Company’s borrowing base was increased by $5 million to $95 million based on 2012 year-end reserves. This was the Company’s first borrowing base increase in more than five years.

	December 31, 2012	June 30, 2013
	(in thousands)
Cash and equivalents	$525	$268

Long-term debt (incl. current maturities)	$57,500	$77,500

Redeemable preferred stock	$73,152	$78,451
Stockholders’ deficit	(21,008)	(21,196)

Total capitalization	$109,644	$134,755

Capital Expenditures

During the quarter, capital expenditures totaled $18.3 million. This included $11.9 million on drilling and recompletions, which was primarily related to oil development and related infrastructure, $2.6 million on maintenance capital, including trucks and compressor optimization, and $3.8 million for leasehold acquisitions.

Management Comment

Terry W. Carter, PostRock’s President and Chief Executive Officer, said, “Although we’ve experienced about sixty days in delay to our plan in Central Oklahoma, we continue to see progress as we develop our oil projects. On the gas side, we are continuing with the reconfiguration of our compression fleet that will result in significant fuel savings and other cost reductions. This, coupled with over
1 Mmcf per day of gas associated with oil development thus far, will begin to moderate our gas production decline.

The primary focus of our development efforts for the remainder of this year will be Central Oklahoma, where the oil projects have potential for a more significant impact on reserves and production. Our first two vertical wells are currently being completed and we expect to have initial results from our first Hunton horizontal well by early September. My expectation remains that we will more than double oil production in 2013 as compared to the previous year. Our leasehold position in the area is slowly but steadily increasing, which gives us some running room to prudently develop multiple zones across the acreage.

We believe that the mix of projects we are working on is beginning to materially enhance the value of our shareholders’ investment.”

Webcast and Conference Call

PostRock will host a webcast and conference call tomorrow, August 8, 2013, at 10:00 a.m. Central Time. The webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is (866) 516-1003.

PostRock Energy Corporation is engaged in the acquisition, development and production of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates a small but growing number of oil producing properties in Central Oklahoma as well as minor oil and gas producing properties in Appalachia.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Annual Report on Form 10-K and other filings. The Company’s SEC filings may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes.

Company Contact:

David J. Klvac

EVP & Chief Financial Officer

dklvac@pstr.com

(405) 815-4304

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as defined, for the periods presented.

PostRock Energy Corporation

Non-GAAP Reconciliations

(in thousands)

	Three Months Ended June 30,
	2012	2013
	(in thousands)
Net income (loss) from continuing operations	$(19,409)	$6,880
Adjusted for:
Interest expense, net	2,524	769
Depreciation, depletion, and amortization	6,940	6,693

EBITDA	$(9,945)	$14,342

Other income, net	(7)	(7)
Loss (gain) on equity investment	6,636	(863)
Unrealized loss (gain) from derivative financial instruments	18,777	(10,128)
Gain on forgiveness of debt	(255)	—
Loss (gain) on disposal of assets	266	(41)
Non-cash compensation	696	1,236

Adjusted EBITDA	$16,168	$4,539

Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

The following table represents a reconciliation of recurring non-cash operating expenses, as defined, for the periods presented.

PostRock Energy Corporation

Non-GAAP Reconciliations

(in thousands)

	Three Months Ended June 30,
	2012	2013
	(in thousands)
General and administrative expense (GAAP)	$(3,571)	$(4,259)
Adjusted for:
Non-cash compensation	696	1,236
Non recurring workman’s compensation charge	—	528

Adjusted general and administrative expense	$(2,875)	$(2,495)

Production expense	(10,699)	(10,702)

Recurring cash operating expenses	$(13,574)	$(13,197)

Recurring cash operating expenses are obtained by subtracting non-recurring costs and non-cash compensation from production expense and general and administrative expense, as disclosed above. Non-cash compensation includes compensation and benefits provided to employees and directors in the form of Company common stock. Although recurring cash expenses is not a measure of cost calculated in accordance with GAAP, management considers it an important measure of the Company’s ongoing cost structure and liquidity requirements.

PostRock Energy Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2012	2013
Revenue
Natural gas sales	$8,476	$14,434
Crude oil sales	2,174	4,444
Gathering	474	716

Total	11,124	19,594
Costs and expenses
Production expense	10,699	10,702
General and administrative	3,571	4,259
Depreciation, depletion and amortization	6,940	6,693
Loss (gain) on disposal of assets	266	(41)

Total	21,476	21,613

Operating loss	(10,352)	(2,019)

Other income (expense)
Realized gains (losses) from derivative financial instruments	18,618	(1,330)
Unrealized gains (losses) from derivative financial instruments	(18,777)	10,128
Gain (loss) on equity investment	(6,636)	863
Gain on forgiveness of debt	255	—
Other income, net	7	7
Interest expense, net	(2,524)	(769)

Total	(9,057)	8,899

Income (loss) from continuing operations before income taxes	(19,409)	6,880
Income taxes	—	—

Income (loss) from continuing operations	(19,409)	6,880
Income from discontinued operations	901	—

Net income (loss)	(18,508)	6,880
Preferred stock dividends	(2,155)	(2,823)
Accretion of redeemable preferred stock	(501)	(826)

Net income (loss) available to common stockholders	$(21,164)	$3,231

Income (loss) per common share
Basic income (loss) per share - continuing operations	$(1.78)	$0.13
Basic income (loss) per share - discontinued operations	0.07	—

Basic income (loss) per share	$(1.71)	$0.13

Diluted income (loss) per share - continuing operations	$(1.78)	$0.13
Diluted income (loss) per share - discontinued operations	0.07	—

Diluted income (loss) per share	$(1.71)	$0.13

Weighted average common shares outstanding
Basic	12,403	24,395

Diluted	12,403	24,509

PostRock Energy Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2012	June 30, 2013
ASSETS
Current assets
Cash and equivalents	$525	$268
Restricted cash	1,500	—
Accounts receivable - trade, net	7,207	7,952
Other receivables	180	203
Inventory	990	855
Other	2,100	1,016
Derivative financial instruments	1,771	3,326

Total	14,273	13,620
Oil and gas properties, full cost, net	107,531	123,145
Other property and equipment, net	14,244	14,118
Other, net	2,180	2,115
Equity investment	7,820	12,265
Derivative financial instruments	615	1,292

Total assets	$146,663	$166,555

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$9,373	$5,822
Revenue payable	4,447	4,662
Accrued expenses and other	4,928	4,223
Derivative financial instruments	4,449	2,325

Total	23,197	17,032
Derivative financial instruments	2,638	3,113
Long-term debt	57,500	77,500
Asset retirement obligations	10,868	11,491
Other	316	164

Total liabilities	94,519	109,300

Commitments and contingencies
Series A cumulative redeemable preferred stock	73,152	78,451

Stockholders’ deficit
Preferred stock	3	3
Common stock	213	248
Additional paid-in capital	396,732	397,906
Treasury stock, at cost	—	(383)
Accumulated deficit	(417,956)	(418,970)

Total stockholders’ deficit	(21,008)	(21,196)

Total liabilities and stockholders’ deficit	$146,663	$166,555

PostRock Energy Corporation

Condensed Consolidated Statement of Cash Flows

(in thousands)

(Unaudited)

	Six Month Ended June 30,
	2012	2013
Cash flows from operating activities
Net loss	$(11,161)	$(1,014)
Adjustments to reconcile net loss to net cash from operations
Depreciation, depletion and amortization	14,794	13,121
Share-based and other compensation	1,138	2,141
Amortization of deferred loan costs	797	215
Change in fair value of derivative financial instruments	19,314	(3,880)
Loss (gain) on disposal of assets	162	(10)
Gain on forgiveness of debt	(255)	—
Loss (gain) from equity investment	2,467	(4,445)
Other non-cash changes to items affecting net loss	207	—
Changes in assets and liabilities
Receivable	4,039	(768)
Payables	(6,591)	(4,507)
Other	1,757	396

Net cash flows from operating activities	26,668	1,249

Cash flows from investing activities
Restricted cash	—	1,500
Proceeds from sale of assets	293	194
Expenditures for equipment, development, leasehold and pipeline	(8,998)	(26,821)

Net cash flows used in investing activities	(8,705)	(25,127)

Cash flows from financing activities
Proceeds from debt	—	20,000
Repayments of debt	(25,645)	—
Debt and equity financing costs	(76)	(454)
Proceeds from issuance of common stock	7,514	4,075

Net cash flows from (used in) financing activities	(18,207)	23,621

Net decrease in cash and equivalents	(244)	(257)
Cash and equivalents - beginning of period	349	525

Cash and equivalents - end of period	$105	$268